Exhibit 99.1

Ligand Pharmaceuticals and the SALK Institute Enter Settlement Agreement and Mutual Release of All Claims

SAN DIEGO--(BUSINESS WIRE)--Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) and The Salk Institute for Biological Studies (SALK) have entered into a Settlement Agreement and Mutual Release of All Claims (Settlement Agreement). Through the Settlement Agreement, the parties have resolved all disputes that have arisen between them including SALK’s primary claim in arbitration relating to the sale of Targretin® to Eisai Inc. in 2006. In addition, the parties have agreed to jointly seek dismissal with prejudice of all claims and counterclaims asserted in the ongoing arbitration between the parties.

Ligand and SALK agreed to terminate their January 28, 1997 license agreement relating to certain PPAR technology and their April 12, 2002 Amended and Restated License Agreement. The termination of these agreements does not impact any previously granted sublicense or conveyance of rights to any third party. Ligand does not believe that it requires a license from SALK for its ongoing business activities, but SALK has granted Ligand and its sublicensees a covenant not to sue under any patents or know-how that were the subject of these terminated agreements for any past, present or future use of such patents or know-how. Certain provisions of the 2002 Amended and Restated License Agreement will remain in effect with respect to bazedoxifene during the life of the remaining applicable patents, but Ligand retains the right to acquire a paid-up license for any new indications of bazedoxifene upon filing of any relevant new NDA with the FDA.

The terms of the Settlement Agreement are a compromise and provide Ligand and SALK certainty and clarity regarding future payment obligations. As part of the settlement, SALK agreed to drop its claim for at least $25.3 million and Ligand agreed to pay SALK $9.5 million immediately upon settlement and $3.5 million six months from the date of settlement. SALK acknowledges that no additional payments will be due from Ligand or any sublicense for any past, present or future conduct, including development of any compound in Ligand’s internal or partnered pipeline, except for any future bazedoxifene related payments as described above. This Settlement Agreement largely ends the relationship between Ligand and SALK that dates back to 1988, at which point Ligand initially licensed from SALK certain Intracellular Receptor (IR) technology. The utilization of SALK’s technology has enabled Ligand to achieve early recognition of the drug discovery opportunities inherent in IR research as well as build a substantial expertise in IRs applicable to drug discovery and development for potential therapeutic benefit.

“We are pleased with the amicable resolution of this matter. Ligand has had a productive relationship with SALK, particularly in the early research and development of retinoids, including characterization and testing of Targretin,” said John L. Higgins, President and Chief Executive Office of Ligand Pharmaceuticals. “We believe the settlement with SALK is in the best interest of our company and our shareholders.”

“This settlement resolves a number of outstanding issues between the Salk Institute and Ligand Pharmaceuticals. We are very pleased that this mutually beneficial resolution has been reached and that Salk discoveries will continue to benefit human health,” said Dr. Marsha Chandler, Executive Vice President and Chief Operating Officer of the Salk Institute.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with thrombocytopenia, hepatitis C, hormone-related diseases, osteoporosis, inflammatory diseases and anemia. Ligand’s proprietary drug discovery and development programs are based on its leadership position in gene transcription technology.

About The Salk Institute for Biological Studies

The Salk Institute for Biological Studies in La Jolla, California, is an independent nonprofit organization dedicated to fundamental discoveries in the life sciences, the improvement of human health and the training of future generations of researchers. Jonas Salk, M.D., whose polio vaccine all but eradicated the crippling disease poliomyelitis in 1955, opened the Institute in 1965 with a gift of land from the City of San Diego and the financial support of the March of Dimes.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, the dismissal of the arbitration requires the issuance of an order by the arbitration panel which has not yet occurred, and bazedoxifene and other compounds in Ligand’s internal or partnered pipeline may not continue to be developed by Ligand or its partners. The failure to meet expectations may reduce Ligand’s stock price. Additional information concerning risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACT:
Ligand Pharmaceuticals Incorporated
John L. Higgins, President and CEO
Erika Luib, Investor Relations
(858) 550-7896
or
Lippert/Heilshorn & Associates
Don Markley
dmarkley@lhai.com
(310) 691-7100